Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BIOPHARMX CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

BioPharmX Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

1. Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Corporation’s Certificate of Incorporation, the Corporation duly adopted, authorized and designated 10,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, as evidenced by the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) with respect to such Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 22, 2016.

2. No shares of Series A Convertible Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation governing such Series A Convertible Preferred Stock.

3. Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, and acting in accordance with the provisions of the DGCL, the Board of Directors adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Convertible Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation.

RESOLVED FURTHER, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to file a Certificate of Elimination pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A, setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation shall be eliminated from the Corporation’s Certificate of Incorporation and the shares of the Series A Convertible Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

RESOLVED FURTHER, that the Board hereby ratifies, confirms, approves and adopts all actions previously taken by officers or directors of the Corporation that are approved by the foregoing resolutions.

RESOLVED FURTHER, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

4. In accordance with Section 151(g) of the DGCL, the shares that were designated as Series A Convertible Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer as of this 6th day of March 2018.

BIOPHARMX CORPORATION

By:	/s/ Anja Krammer
	Name:	Anja Krammer
	Title:	President